Exhibit 99.1

FOR IMMEDIATE RELEASE
FEBRUARY 3, 2004

COURT REVERSES JURY VERDICT AND FEE AWARD AGAINST CHAMPION

       Huntington, WV - - Champion Industries, Inc. (NASDAQ/CHMP) was advised on February 3, 2004 that the Court of Appeals of the State of Mississippi has reversed a judgment and jury verdict rendered February 16, 2002 against the Company in a civil action brought in state court in Jackson, Mississippi and has remanded the case for new trial.

       The plaintiffs in this civil action had asserted that the Company and its Dallas Printing Company, Inc. subsidiary had engaged in unfair competition and other wrongful acts in hiring certain of its employees. The jury awarded the plaintiffs $1,745,000 in actual damages and $750,000 in punitive damages.

       On March 1, 2002, the plaintiffs in the civil action filed a motion for attorney’s fees and costs in the amount of $889,401. On July 16, 2002, the court entered an order granting plaintiff $645,119 in attorney fees and expenses, and ordered that interest on the amount of the jury award accrue from February 22, 2002.

       If the Company is not ultimately successful on appeal, Mississippi law provides that it is liable for an additional 15% of the total award.

       Plaintiffs have 14 days from February 3, 2004 to petition the appeals court for rehearing of its ruling. The Company will have 7 days to respond to such a petition. Unless the appeals court reverses its order upon petition, the effect of the appeals court order is to negate the lower court’s award of damages and attorneys fees previously granted against the Company, and grant a new trial on plaintiff’s claims. If the appeals court does not reverse its order, plaintiffs may seek an appeal to the Mississippi Supreme Court. Similarly, if the appeals court reverses its order, the Company may seek an appeal to the Mississippi Supreme Court.

       Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

       Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492